EXHIBIT 9
                          LASALLE/KROSS PARTNERS, L.P.
                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                               __________________
                            Telephone (616) 344-4993

                                  May 19, 1997
   VIA FACSIMILE

   PRIVILEGED AND CONFIDENTIAL

   Mr. Donald P. Weinzapfel
   Chairman of the Board, President
    and Chief Executive Officer
   Permanent Bancorp, Inc.
   101 Southeast Third Street
   Evansville, Indiana  47708

   Dear Mr. Weinzapfel:

        Attached is biographical information for Ronald G. Hollander. Mr. Hollander is an individual LaSalle/Kross Partners, L.P. proposes for consideration as a Board nominee for election as a director as part of management's slate at the Permanent Bancorp, Inc. 1997 annual meeting. We are proposing Mr. Hollander in addition to, and not in lieu of, the other nominees the Board may be considering. The attached information does not constitute notice of a stockholder nomination pursuant to Article I,
   Section 6 of the By-Laws. LaSalle/Kross Partners is not withdrawing its earlier notice of intent to nominate Mr. Wallace D. Riley and Mr. Robert
   C. Lucas as directors. Such action may be considered in light of future developments.

        We look forward to hearing from you promptly.

                                 Sincerely,

                                 LASALLE/KROSS PARTNERS, L.P.

                                 /s/ Richard J. Nelson
                                 Richard J. Nelson, President
                                 LaSalle Capital Management, Inc.,
                                 General Partner

   Enclosure

                        Biography of Ronald G. Hollander

        Ronald G. Hollander has been a Senior Vice President and Financial Consultant with J.J.B. Hilliard, W.L. Lyons, Inc. since 1985. Mr. Hollander is 55 years old. From 1978 to 1985, Mr. Hollander served in a variety of management positions for Big River Electric Corporation in Henderson, Kentucky, including as Vice General Manager of Finance. Prior to 1978, Mr. Hollander served in various capacities for Southern Indiana Gas & Electric Company, including as Assistant Treasurer.